EXHIBIT 4.5







                     REYNOLDS METALS COMPANY






               1999 NONQUALIFIED STOCK OPTION PLAN








                     Effective May 20, 1999


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                            ARTICLE I

                           DEFINITIONS

          1.01  "Board" means the Board of Directors of the

Company.

          1.02  "Code" means the Internal Revenue Code of 1986,

as amended from time to time.

          1.03  "Committee" means the Committee established under

Section 3.01 to administer the Plan.

          1.04  "Company" means Reynolds Metals Company, a

Delaware corporation.

          1.05  "Company Stock" means common stock of the Company

or other stock and securities substituted for common stock under

Section 6.02.

          1.06  "Eligible Employee" means any officer or regular

salaried employee of the Company or a Subsidiary who satisfies all of the requirements of Section 2.02.

          1.07  "Fair Market Value" means the closing price of

Company Stock (a) as reported on New York Stock Exchange-

Composite Transactions (or other appropriate reporting vehicle as determined by the Committee) for a specified date or (b) if no such report is available, the closing price of Company Stock for the next preceding day on which Company Stock was traded and for which such report is available.

          1.08  "Grantee" means any person who has been granted a

stock option, either with or without related stock appreciation rights, under the Plan.



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          1.09  "Option Period" means the period of time provided

under Section 4.03 within which a stock option may be exercised.

          1.10  "Plan" means the Reynolds Metals Company 1999

Nonqualified Stock Option Plan, as amended from time to time.

          1.11  "Stockholder Approval" means approval by the

affirmative vote of stockholders of the Company present in person or by proxy and entitled to vote representing a majority of the votes cast on the matter at an annual or special meeting of

stockholders at which a quorum is present.

          1.12  "Subsidiary" means any corporation or other

entity in which the Company owns, directly or indirectly, a

voting stock interest (or its equivalent) of more than fifty percent (50%).

          1.13  "1934 Act" means the Securities Exchange Act of

1934, as amended from time to time.





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                           ARTICLE II

                          PARTICIPATION



          2.01  Purpose.  The purpose of the Plan is to further

the growth and success of the Company and its Subsidiaries by providing key officers and employees with additional incentive to contribute to such growth and success and by aiding the Company in attracting and retaining key officers and employees.

          2.02  Eligibility.  Key officers and employees of the

Company and its Subsidiaries (including officers and employees who may be members of the Board) who, in the sole opinion of the

Committee, contribute significantly to the growth and success of the Company or a Subsidiary are eligible for options to purchase

Company Stock and related stock appreciation rights under the

Plan.  From among all such Eligible Employees, the Committee will determine from time to time those to whom options and related stock appreciation rights, if any, will be granted.  No Eligible

Employee has any right to receive options or stock appreciation rights unless so determined by the Committee.

          2.03  No Employment Rights.  The Plan does not confer

any rights upon any person for continued employment, nor does it interfere with the rights of the Company or any Subsidiary to terminate such person's employment or to take any other action affecting such person.



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                           ARTICLE III

                            COMMITTEE



          3.01  Administration.  The Plan will be administered by

a Committee of at least three (3) persons, all of whom must be members of the Board, designated from time to time by the Board.

The Board shall appoint one member of the Committee to act as

Chairman.  Vacancies shall be filled in the same manner as

original appointments.  The Committee shall hold meetings upon such notice and at such place or places, and at such time or times as it may from time to time determine.  A majority of the members of the Committee at the time in office shall constitute a quorum for the transaction of business, and the acts of a

majority of the members participating in any meeting at which a quorum is present shall be the acts of the Committee.  The

Committee may act without a meeting if a consent in writing

setting forth the action so taken shall be signed by all of the members of the Committee and filed with the minutes of the

Committee.  As of any time the Committee exercises its discretion in administering the Plan, all of the members of the Committee must be "Non-Employee Directors" as contemplated by Rule l6b-3,

as in effect at such time, under the 1934 Act.

          3.02  Authority of Committee.  Subject to the

provisions of the Plan, the Committee has full and final

authority to determine:

          (a)   the persons to whom options are granted,



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          (b)   the number of shares to be included in each

     option,

          (c)   the price at which the shares included in each

     option may be purchased,

          (d)   the Option Period or Periods, and

          (e)   the stock appreciation rights, if any, related to

     each option.

No Grantee may be awarded options to purchase in the aggregate more than seven hundred fifty thousand (750,000) shares of

Company Stock under the Plan; this limit applies regardless of whether the options lapse or are terminated or surrendered.  The

Committee is empowered, in its discretion, (i) to modify, extend or renew any option or stock appreciation right previously

granted, subject to the limitations in Articles IV and V, and

(ii) to adopt such rules and regulations and take such other action as it considers necessary or proper for the administration of the Plan; provided, however, that except to the extent

provided under Section 6.02, the Committee does not have the power to reprice options or stock appreciation rights previously granted under the Plan.  The Committee has authority to interpret the Plan, and the Committee's decision on any questions

concerning the interpretation of the Plan is final and

conclusive.  The Committee may consult with counsel, who may be counsel for the Company, and will not be liable for any action taken in good faith in reliance upon the advice of counsel.

          3.03  1934 Act Compliance.  Anything in the Plan to the

contrary notwithstanding, the Committee also has the authority at



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any time to impose any rules and regulations that may be

necessary to ensure that a grant or exercise of an option or stock appreciation right will not trigger liability under Section

16(b) of the 1934 Act.



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                           ARTICLE IV

                        TERMS OF OPTIONS



          4.01  General.  Grants of options do not require the

payment of a purchase price by any Grantee.  Each option granted under the Plan will be evidenced by a stock option agreement between the Company and the Grantee containing the terms and conditions required by this Article IV and such other terms and conditions consistent with this Article IV as the Committee

considers appropriate.

          4.02  Option Price.  The price at which each share of

Company Stock covered by an option may be purchased must be

determined in each case by the Committee and set forth in a stock option agreement.  Such price must not be less than the Fair

Market Value of Company Stock on the date the option is granted.

          4.03  Period for Exercise.  Each stock option agreement

must state the period or periods of time within which the option may be exercised by the Grantee, in whole or in part, as

determined by the Committee, provided that:

          (a)   No option may be exercised within one year from

     the date the option is granted;

          (b)   No Option Period may exceed ten years from the

     date the option is granted;

          (c)   If the Grantee's employment by the Company and

     its Subsidiaries terminates because of the Grantee's

     retirement or disability, or for any other reason the

     Committee approves, any option outstanding and exercisable



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     as of the date of termination (and, in the Committee's sole discretion, any option outstanding but not yet exercisable as of such date) may be exercised by the Grantee following the date of termination in accordance with the terms of the applicable stock option agreement;

          (d)   If the Grantee dies during the Option Period, any

     outstanding and exercisable option may be exercised in

     accordance with the terms of the applicable stock option

     agreement by the person or persons entitled to do so under the Grantee's last will and testament, or if the Grantee has not made a testamentary disposition of the option or dies

     intestate, by the person or persons entitled to receive the option under the intestate laws; and

          (e)   If the Grantee's employment by the Company and

     its Subsidiaries terminates for reasons other than death,

     retirement, disability, or other reasons approved by the

     Committee under subsection (c) above, then any outstanding option terminates immediately and is not exercisable by the

     Grantee or any other person.

          4.04  Exercise of Option.  Subject to Section 4.03,

each option may be exercised in whole or in part from time to time as specified in the stock option agreement.  Each Grantee may exercise an option by giving written notice of the exercise to the Company, specifying the number of shares to be purchased,

accompanied by payment in full of the purchase price for such shares.  If required, the Grantee must also pay an amount equal to the applicable withholding taxes as soon as administratively



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feasible.  The purchase price may be paid in cash; by check; with the approval of the Committee, in shares of Company Stock having at the time the option is exercised an aggregate Fair Market

Value equal to the purchase price of the shares acquired on

exercise; or a combination.  Likewise, the applicable withholding taxes may be paid in cash; by check; with the approval of the

Committee, in shares of Company Stock (including shares received from the exercise of the option) having at the time the option is exercised an aggregate Fair Market Value equal to the withholding taxes; or a combination.  A Grantee may also exercise an option by way of the Company's broker-assisted stock option exercise program, if such program is available to the Grantee at the time of the option's exercise.  An option becomes nonexercisable and is treated as voluntarily surrendered to the extent that any related stock appreciation right is exercised.  No Grantee is under any obligation to exercise any option.  Grantees may

exercise options or not at their sole discretion.

          4.05  Date Option Granted.  For purposes of the Plan, a

stock option is considered as having been granted on the date on which the Committee authorizes the grant, unless the Committee designates a later date, in which case the later date is the date of grant.  Notice of the grant of an option will be given to the employee within a reasonable time.

          4.06  No Incentive Stock Options.  No option granted

under the Plan is, or is to be treated as, an "incentive stock option" for purposes of Sections 421 and 422 of the Code.





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                            ARTICLE V

                    STOCK APPRECIATION RIGHTS



          5.01  General.  Each stock appreciation right granted

under the Plan will be evidenced by a stock appreciation right agreement between the Company and the Grantee containing the terms and conditions required by this Article V and such other terms and conditions consistent with this Article V as the

Committee considers appropriate.  Each stock appreciation right will relate to a specific option granted under the Plan and will be granted to the Grantee either concurrently with the grant of the option or at a later time as determined by the Committee;

provided, however, that the grant of a stock appreciation right does not otherwise change the terms of the underlying option.  A stock appreciation right entitles a Grantee to receive a number of shares of Company Stock (without payment to the Company,

except for applicable withholding taxes), cash, or shares and cash, as determined by the Committee in accordance with this

Article V.

          5.02  Number of Shares or Amount of Cash.  Unless

otherwise determined by the Committee, in its sole discretion,

and provided in the stock appreciation right agreement, the

number of shares issued upon the exercise of a right shall be determined by dividing:

          (a)   that portion, as elected by the Grantee in the

     notice of exercise, of the total number of shares of Company

     Stock (i) which the Grantee is eligible to purchase as of



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     the exercise date under the related option and (ii) as to

     which stock appreciation rights have been granted, but not exercised, multiplied by the amount (if any) by which the

     Fair Market Value of Company Stock on the exercise date

     exceeds the price per share at which the related option

     could have been exercised on the exercise date, by

          (b)   the Fair Market Value of Company Stock on the

     exercise date;

provided, however, that fractional shares will not be issued.

Instead, a cash adjustment equal to the same fraction of the Fair

Market Value of Company Stock on the exercise date will be paid to the Grantee.  Instead of issuing Company Stock on the exercise of a right, the Committee, in its sole discretion, may elect to pay the cash equivalent of the Fair Market Value on the exercise date of any or all of the shares of Company Stock which would otherwise be issuable upon exercise of the right.

          5.03  Exercise.  Each stock appreciation right may be

exercised in whole or in part from time to time, only to the extent that the option to which it relates is exercisable and as permitted by the applicable stock appreciation right agreement;

provided, however, that no stock appreciation right may be

exercised until the expiration of six months from the date of its grant.  Each Grantee may exercise a stock appreciation right by giving written notice to the Company, specifying the number of shares as to which such right is being exercised, accompanied by an amount equal to the applicable withholding taxes, if

necessary.  The date the Company receives the written notice is



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the "exercise date."  No Grantee is under any obligation to exercise any stock appreciation right.  Grantees may exercise rights or not in their sole discretion.  A stock appreciation right will become nonexercisable and will be forfeited to the extent that the related option is exercised.





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                           ARTICLE VI

                          COMPANY STOCK



          6.01  Number of Shares.  The aggregate number of shares

of Company Stock that may be sold or delivered under the Plan shall not exceed two million two hundred fifty thousand

(2,250,000) shares.  Shares of Company Stock sold or delivered under the Plan may be authorized but unissued shares, treasury shares, or a combination, as the Board may from time to time determine.  Shares of Company Stock no longer available for

purchase under the Plan by virtue of the total or partial

expiration or termination of an option and any related stock appreciation right will continue to be otherwise available for the purposes of the Plan.  Upon surrender of any portion of an option in connection with the exercise of the related stock

appreciation right, the number of shares of Company Stock subject to the surrendered portion of the option (and not the number of shares, if any, issued upon the exercise of the related stock appreciation rights) will be charged against the maximum number of shares of Company Stock issuable under the Plan, and such number of shares of Company Stock will not be available for

future options and/or stock appreciation rights.

          6.02  Recapitalization.  If any stock dividend is

declared upon Company Stock, or if there is any stock split,

stock distribution, or other recapitalization with respect to

Company Stock, resulting in a split-up, combination or exchange of shares, or if any special distribution is made to holders of



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Company Stock, the aggregate number and kind of shares offered under the Plan will be proportionately and appropriately adjusted and the number and kind of shares then subject to options granted under the Plan and the per share option price will be

proportionately and appropriately adjusted, without any change in the aggregate purchase prices to be paid, all as the Committee determines is appropriate.  Such adjusted option price and number and kinds of shares will also be used to determine the amount payable by the Company upon the exercise of any stock

appreciation rights associated with any such option as set forth in Article V.  If the Company is merged or consolidated with or into another corporation or entity, or substantially all of its assets are sold to another corporation or entity, appropriate provisions will be made for the protection and continuation of any outstanding options and stock appreciation rights by the substitution, on an equitable basis, of appropriate stock or other securities of the surviving or purchasing or new parent corporation or entity.



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                           ARTICLE VII

                             GENERAL



          7.01  Nontransferability.  Except as otherwise

specifically determined by the Committee, (a) no option or stock appreciation right granted under the Plan may be transferred or assigned except by the Grantee's last will and testament or the laws of descent and distribution, and (b) during the Grantee's lifetime, options and stock appreciation rights may be exercised only by the Grantee or by the Grantee's guardian or legal

representative.

          7.02  General Restriction.  Each option and each stock

appreciation right is subject to the requirement that if at any time the Board or the Committee determines, in its discretion,

that the listing, registration, or qualification of securities upon any securities exchange or under any state, federal or other applicable law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such option or right or the issue or purchase of securities under the Plan, such option or right may not be exercised in whole or in part unless such

listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board or the Committee.

          7.03  No Rights as Stockholder.  The holders of options

or stock appreciation rights have no rights as a stockholder unless and until they are issued shares of stock under the Plan.



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          7.04  Effective Date and Duration of Plan.  The Plan

shall become effective May 20, 1999, subject to Stockholder

Approval.  No stock options may be granted under the Plan after

December 31, 2003.

          7.05  Amendments.  The Board may from time to time

amend, modify, suspend or terminate the Plan; provided, however,

that no such action may (a) except as provided in Section 3.03,

impair without the Grantee's consent any option or stock

appreciation right previously granted under the Plan or deprive any Grantee of any shares of Company Stock acquired under the

Plan or (b) be made without Stockholder Approval if such change would (i) increase the total number of shares that may be issued under the Plan (other than as provided in Section 6.02), (ii)

permit repricing of options, or (iii) permit options to be

granted for less than Fair Market Value.  Anything in the Plan to the contrary notwithstanding, at any time before a Change in

Control (as defined in Section 7.07(b)) occurs, the Board may amend Section 7.07(b)(i) to change the percentage referred to therein to a percentage that is not more than 25%, so long as such change is consistent with contemporaneous change of a

similar nature in the Rights Agreement (as defined in Section

7.07(b)(vi)).

          7.06  Construction.  Except as otherwise required by

applicable federal laws, the Plan will be governed by, and

construed in accordance with, the laws of the Commonwealth of

Virginia.



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          7.07  Change in Control.  (a) Anything in the Plan to

the contrary notwithstanding, if there is a Change in Control of the Company (as defined below), all options and stock

appreciation rights already granted under this Plan will become immediately exercisable; provided that to the extent necessary to be exempt from Section 16(b) of the 1934 Act, the date as of which options and stock appreciation rights first become

exercisable pursuant to this Section 7.07 by grantees who are officers or directors of the Company may in no event be earlier than six (6) months from the date the option or stock

appreciation right is granted.

          (b)   For purposes of this Section 7.07, "Change in

Control" shall mean the occurrence of any of the following:


                    (i)  Any Person (as defined below) becomes

          the Beneficial Owner (as defined below), directly or

          indirectly, of 15% or more of the Company's common

          stock, unless such Person (A) is not deemed an

          "Acquiring Person" in accordance with Section 1(a) of

          the Rights Agreement or (B) became a Beneficial Owner

          of 15% or more of the Company's common stock in a

          transaction that did not constitute a Change in Control

          under Section 7.07(b)(iii);

                    (ii)  During any period of two consecutive

          years, individuals who at the beginning of such period

          constitute the Board, and any new director (other than

          a director designated by a person who has entered into

          an agreement with the Company to effect a transaction



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          described in Sections 7.07(b)(i), (iii) or (iv)) whose

          election by the Board or nomination for election by the

          Company's shareholders was approved by a vote of at

          least two-thirds of the directors then still in office

          who either were directors at the beginning of the

          period or whose election or nomination for election was

          previously so approved, cease for any reason to

          constitute a least a majority of the members of the

          Board;

                    (iii)  The effective date of a merger or

          consolidation of the Company with any other entity,

          other than a merger or consolidation which would result

          in the voting securities of the Company outstanding

          immediately before such merger or consolidation

          continuing to represent (either by remaining

          outstanding or by being converted into voting

          securities of the surviving entity or of any other

          corporation or entity that as a result of such

          transaction owns the Company or all or substantially

          all of the assets of the Company, either directly or

          through one or more subsidiaries (a "parent entity"))

          more than 51% of the combined voting power of the

          voting securities of the parent or surviving entity

          outstanding immediately after such merger or

          consolidation and with the power to elect at least a

          majority of the board of directors or other governing

          body of such parent or surviving entity;



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                    (iv)  The approval by the shareholders of the

          Company of a complete liquidation of the Company or an

          agreement for the sale or disposition by the Company of

          all or substantially all of the Company's assets; and

                    (v)  There occurs any other event of a nature

          that would be required to be reported in response to

          Item 6(e) of Schedule 14A of Regulation 14A (or in

          response to any similar item on any similar schedule or

          form) under the 1934 Act, whether or not the Company is

          then subject to such reporting requirement.

                    (vi)  Certain Definitions.  For purposes of

          this Section 7.07(b), the following terms shall have

          the following meanings:

                    (A)  "Person" shall have the meaning as set

               forth in Sections 13(d) and 14(d) of the 1934 Act;

               provided, however, that Person shall exclude (i)

               the Company, (ii) any trustee or other fiduciary

               holding securities under an employee benefit plan

               of the Company, and (iii) any corporation owned,

               directly or indirectly, by the shareholders of the

               Company in substantially the same proportions as

               their ownership of stock of the Company.

                    (B)  "Beneficial Owner" shall have the

               meaning given to such term in Rule 13d-3 under the

               1934 Act; provided, however, that Beneficial Owner

               shall exclude any Person otherwise becoming a

               Beneficial Owner by reason of the shareholders of



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               the Company approving a merger of the Company with

               another entity.

                    (C)  "Rights Agreement" shall mean the

               Amended and Restated Rights Agreement dated as of

               March 8, 1999 between the Company and ChaseMellon

               Shareholder Services, L.L.C., as initially in

               effect.



          Executed and adopted this ____ day of May, 1999, in

accordance with action taken by the Board of Directors of

Reynolds Metals Company at its meeting on February 19, 1999, and by Stockholders at the Annual Meeting on May 20, 1999.



                              REYNOLDS METALS COMPANY



                              By:_______________________________
                                 Vice President, Human Resources




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